 As filed with the Securities and Exchange Commission on August 8, 1996.
                        Registration No. 333-_______

- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                 INTERCEL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             DELAWARE                                      58-1944750
  (State or other jurisdiction              (I.R.S. employer identification no.)
of incorporation or organization)


                            1233 O.G. SKINNER DRIVE
                           WEST POINT, GEORGIA 31833
                                 (706) 645-2000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 INTERCEL, INC.
                             1991 STOCK OPTION PLAN
                                  (AS AMENDED)
                           --------------------------
                            (Full title of the Plan)


                                 ALLEN E. SMITH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 INTERCEL, INC.
                            1233 O.G. SKINNER DRIVE
                           WEST POINT, GEORGIA 31833
                                 (706) 645-2000
- --------------------------------------------------------------------------------
 (Name, address and telephone number, including area code, of agent for service)

                                    Copy to:
                            JOSEPH G. CONNOLLY, JR.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-5625

                    --------------------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                        Proposed                  Proposed
 Title of securities    Amount to be registered   maximum offering price       maximum aggregate             Amount of
  to be registered                                     per share (1)           offering price (1)       registration fee (1)
- -----------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK,
   PAR VALUE $.01             1,200,000                     $17.87                    $21,437,687               $7,392
     PER SHARE
=============================================================================================================================


(1) Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the amount of the registration fee. The proposed maximum offering price per share was determined by calculating the weighted average exercise price of (i) 436,388 shares of Common Stock being offered under outstanding options at a weighted average exercise price of $18.230, and (ii) 763,612 shares of Common Stock being offered at an exercise price of $17.656 based on the average of the high and low prices per share of the Common Stock on August 5, 1996, as reported on the Nasdaq Stock Market.

                                EXPLANATORY NOTE

         The contents of the Form S-8 Registration Statement originally filed by InterCel, Inc. (the "Company") on September 28, 1992 under the Securities Act of 1933 (Registration No. 33-52550), and Post-Effective Amendment No. 1 to such Registration Statement filed by the Company on July 22, 1994 are herein incorporated by reference.

         On July 24, 1995, the Company's Board of Directors approved and adopted an amendment to Section 3 of the Company's 1991 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock available for issuance thereunder by 1,200,000 shares. The Company's stockholders approved the amendment to the Plan at the annual meeting of stockholders held on December 20, 1995. Accordingly, as amended, the total number of shares of Common Stock available under the Plan is 2,000,000.

         Except for the foregoing amendment, the Plan remains unchanged.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law permits a corporation to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty, other than (1) for any breach of the duty of loyalty to the corporation or its stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent violations of provisions regarding the unlawful payment of dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the person derived an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Delaware corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Third Restated Certificate of Incorporation exonerates the Company's directors from monetary liability to the extent permitted by this statutory provision.

         The Company's Third Restated Certificate of Incorporation also provides that, except as expressly prohibited by law, the Company shall indemnify any person who was or is a party, or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that such person is or was a director or officer of the Company (or is or was serving at the request of the Company as a director or officer of another enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless (and only to the extent that) the Delaware Court of Chancery or the court in which such action or suit was brought determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper. In addition, the Third Restated Certificate of Incorporation provides for mandatory advancement of expenses incurred by an officer or director upon request, to the extent permitted by law. The Delaware General Corporation Law permits a corporation to advance expenses incurred by an officer or director in defending any action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay in the event that the director or officer is ultimately determined not to be entitled to indemnification.

         The Company maintains a liability insurance policy on behalf of all of its directors and officers. Under this policy, directors and officers are insured (and the Company is insured to the extent that it has properly indemnified its directors and officers) against liability for claims incurred by reason of their breach of duty, neglect, error, misstatement, misleading statement, omission or act, in their capacities as directors and officers and solely by reason of their status as directors and officers. However, directors and officers are not insured against certain types of claims, including claims that arise out of a gain of personal profit, a criminal or fraudulent act, the filing of a registration statement, an offering by means of a prospectus, or an underwriting agreement for the offer or sale of a security.

         The Company has entered into indemnity agreements with certain of its directors and executive officers. Indemnification of a director or officer under an indemnity agreement would add several protections to those provided by Delaware law, the Company's Third Restated Certificate of Incorporation, and the Company's liability insurance including the following: (i) the Company generally would be obligated to advance litigation expenses to the indemnitee, subject to a later determination that the indemnitee would not be permitted to receive such indemnification under applicable law; (ii) to the extent permitted by law, the indemnitee generally would be entitled to indemnification unless the Company affirmatively determined that the indemnitee had not met the applicable standard of conduct;
(iii) upon a change in control (as defined in the indemnity agreements) the Company could only seek legal advice with respect to indemnification of the indemnitee from a special independent counsel selected by the indemnitee, and only the special independent counsel would have the right to make a final determination that the indemnitee has not met the requisite standard of conduct; and (iv) the period of time in which the Company could sue the indemnitee for an action would be limited to two years from the date that the cause of action accrued. The Company anticipates that the protections afforded by the indemnity agreements will contribute to the Company's ability to attract and retain highly qualified directors and executive officers.

         The Delaware General Corporation Law and Article 6 of the Third Restated Certificate of Incorporation specifically provide for the indemnification of directors and officers, and the Delaware General Corporation Law permits the adoption of indemnity agreements generally. The enforceability of certain provisions of the indemnity agreements has not been tested in court, however, and remains subject to considerations of state law and public policy. The indemnity agreements were not implemented in response to any pending or threatened litigation involving directors or officers.

         Subject to the possibility of unenforceability referred to above, the indemnity agreements constitute binding agreements of the Company, and the Company would be unable to modify its indemnification policy unilaterally in a way that is adverse to any party to an indemnity agreement. The Securities and Exchange Commission ("SEC") takes the position that indemnification of directors and executive officers against violations of the Securities Act of 1933 is against public policy and unenforceable. Accordingly, whenever an issuer registers securities with the SEC it must execute an undertaking (a) to submit to a court any such indemnification claim arising with respect to the registered securities for a determination whether the clause is enforceable and
(b) to be bound by the court's decision. Accordingly, any claim made by a director or executive officer of the Company for indemnification under an indemnity agreement with respect to a claim subject to the Company's undertaking to the SEC would have to be submitted to a court before final payment thereunder would be made to the director or executive officer.

ITEM 8           EXHIBITS

Exhibit
Number                     Description
- -------                    -----------
4.1         InterCel, Inc. 1991 Stock Option Plan, as amended

5.1         Opinion of Hogan & Hartson L.L.P.

23.1        Consent of Arthur Andersen LLP.

23.2        Consent of Hogan & Hartson L.L.P.  (See Exhibit 5.1)

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on August 8, 1996.

                                 InterCel, Inc.


                                 By:  /s/ Allen E. Smith
                                     -------------------------------------------
                                      Allen E. Smith
                                      Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                     TITLE                            DATE
       ---------                                     -----                            ----
/s/ Allen E. Smith                  President, Chief Executive Officer and       August 8, 1996
- -------------------------------                      Director
     Allen E. Smith                      (Principal executive officer)


/s/ Fred G. Astor, Jr.                Executive Vice President and Chief         August 8, 1996
- -------------------------------                  Financial Officer
     Fred G. Astor, Jr.                 (Principal financial officer and
                                         principal accounting officer)


/s/ Campbell B. Lanier, III                  Chairman of the Board               August 8, 1996
- -------------------------------
     Campbell B. Lanier, III


                                          Vice Chairman of the Board             August  , 1996
- -------------------------------
     Bert G. Clifford


/s/ Donald W. Burton                               Director                      August 8, 1996
- -------------------------------
     Donald W. Burton


                                                   Director                      August  , 1996
- -------------------------------
     O. Gene Gabbard


                                                   Director                      August  , 1996
- -------------------------------
     Lawrence M. Gressette, Jr.

/s/ Maurice P. O'Connor                            Director                      August 8, 1996
- -------------------------------
     Maurice P. O'Connor


/s/ William H. Scott, III                          Director                      August 8, 1996
- -------------------------------
     William H. Scott, III


                                                   Director                      August  , 1996
- -------------------------------
     William B. Timmerman


/s/ Donald W. Weber                                Director                      August 8, 1996
- -------------------------------
     Donald W. Weber

                                 EXHIBIT INDEX



Exhibit
Number                        Description                                  Page
- -------                       -----------                                  ----
4.1         InterCel, Inc. 1991 Stock Option Plan, as amended

5.1         Opinion of Hogan & Hartson L.L.P.

23.1        Consent of Arthur Andersen LLP.

23.2        Consent of Hogan & Hartson L.L.P.  (See Exhibit 5.1)